Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into between JON ENGMAN (“Employee”) and PRECISION AEROSPACE GROUP, INC., a Florida corporation. (“PAG”).

W I T N E S S E T H:

In consideration of the mutual promises and obligations herein contained, it is agreed between the parties as follows:

1. Employment. Subject to the terms and conditions contained herein PAG employs Employee as its Chief Operating Officer and acting Chief Financial Officer until such time that this position is filled, and Employee accepts such employment. In this capacity, Employee shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and position and to such other services of a senior executive nature as may be reasonably requested by the Board of Directors (the “Board”) of the Company which may include services for one or more subsidiaries or affiliates of the Company. Employee shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board.

2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be for a term of two (2) years beginning at 12:01 a. m. on January 15, 2024 (the “Effective Date”).

3. Probationary Period. Employee’s employment is subject to a 90 day probationary period (“Probationary Period”) during which the Employee’s suitability of the position will be assessed. PAG may terminate this Agreement with immediate effect at any time during or at the conclusion of the Probationary Period. In the event of termination during the Probationary Period PAG’s only liability will be in respect of unpaid remuneration or expenses.

4. Compliance Responsibility. In the performance of the Employee’s duties hereunder, Employee shall (a) follow and abide by all applicable federal, state and local laws, regulations, rules and ordinances, (b) follow and abide by the governing documents of PAG including but not limited to the Articles of Incorporation and By-laws (c) follow and abide by all personnel policies, rules, regulations and procedures of PAG as the same now exist or may be hereafter adopted and implemented, and (d) refrain or avoid all acts, habits and usages which might injure in any way, directly or indirectly, the reputation of PAG, and (e) successfully complete pre-employment screenings to include a customary background check.

5. Authority, Duties and Responsibilities. The Employee shall perform the duties of the Chief Operating Officer and acting Chief Financial Officer and have the general authority and general responsibilities to manage the operations of PAG and all its subsidiaries and departments and administer policy as established by the Board of Directors (the “Board”). The Employee shall report directly to the Chairman of the Board of PAG, or such person designated by the Board and shall serve as an ex-officio non-voting member of the Board. The Employee’s specific duties and responsibilities are set forth in Addendum “A” attached to and incorporated herein.

6. Compensation and Benefits.

(a) PAG shall pay the Employee a salary at the rate of $250,000 per year commencing on the Effective Date of this Agreement in by-weekly installments or such other dates as the payroll may be made.

(b) The Employee shall be eligible to participate in and receive benefits under such employee and welfare benefit plans as may be established and in effect from time to time by PAG or any of its subsidiaries for the benefit of all of its employees generally, including health insurance, dental, life insurance and accidental death and dismemberment benefits, subject in each instance to the Employee’s meeting all eligibility and qualification requirements of such plans, as they may be amended from time to time. Nothing herein contained shall be construed to require PAG to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(c) PAG shall reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in performance of the duties under this Agreement and in accordance with the policies or budget approved by the Board, which reimbursement includes but is not limited to:

(d) Reimbursement of personal vehicle expense when vehicle is used for PAG business at the then current IRS mileage rate reimbursement.

(e) It is recognized that current policies of PAG require prior approval for expenditures such as travel, and similar items and Employee agrees to comply with such policies.

(f) Employee shall be entitled each year of employment to three (3) weeks’ vacation time off during which time the Employee’s compensation and benefits shall be paid in full, to be increased to 4 weeks’ vacation upon engagement extension. Each vacation term not to exceed two weeks. In addition, Employee as an exempt employee shall receive all paid holidays and sick days as listed in the PAG Employee Handbook. Any unused vacation, holiday or sick days during an annual period may not be carried forward into the following year.

(g) Bonus: On each anniversary date of this agreement the Employee shall have a performance review where the employee’s entitlement to a bonus will be determined by the Compensation Committee of the Board of Directors. This bonus shall be discretionary and may be made in cash or other incentives. The metrics for evaluation of the bonus shall be determined within 90 days of Effective Date with the annual bonus no less than 30% of base pay if the Company hits its minimum targets for 2024, and up to 50% upon discretion.

(h) Equity: Employee shall receive 1% of the total outstanding common shares of the Company calculated as of the Effective Date and subject to a 10 month vesting period beginning 120 days from Effective Date, vesting equally each month with a catch up as to quantity prior to any registration statement filing.

7. Withholding Taxes. All amounts payable to the Employee under this Agreement shall be subject to withholding for federal, state and local income taxes, employment and payroll taxes, and any other legally required withholding taxes or contributions. The Employee agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes.

8. Indemnity. To the extent of and limited to any Employee and Officer Policy coverage that may exist and be maintained by the PAG, PAG shall indemnify Employee against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of PAG) brought against PAG or the Employee as an employee of PAG. Notwithstanding the foregoing, PAG shall not indemnify Employee in connection with any proceeding in which the Employee was determined liable to PAG or determined to have received an improper personal benefit.

9. Termination.

(a) Without Cause.

(i)	Employee may terminate this Agreement at any time subject to giving written notice of termination to PAG not less than sixty (60) days prior to the termination date stated in the notice. In the event the Employee gives notice of termination, PAG may terminate immediately upon receipt of the Employee’s termination notice or at any time during the notice period and will pay employee compensation up to the final date of employment.

(ii)	If the Employee elects to terminate this Agreement, Employee agrees to not solicit any employees of PAG for other employment for twelve (12) months following termination without prior written approval of the Board of Directors.

(iii)	In the event PAG terminates this Agreement without cause at any time during the term of this Agreement PAG agrees to pay, and Employee agrees to accept, payment of Employee’s base salary for a period of six (6) months, plus benefits (including all insurances and earned PTO), in full satisfaction of any severance compensation obligation and in settlement of any and all claims Employee may have against PAG, its officers or Board Members. Such severance shall be paid once monthly over the term of the severance period.

(b) For Cause. PAG may terminate Employee’s employment immediately and without prior notice, for cause. For purposes of this Agreement, PAG shall have “cause” to terminate Employee’s employment upon the occurrence of any of the following:

(i)	A determination by the PAG’s Board of Directors that Employee has materially breached any provision of this Agreement including the failure to perform or discharge Employee’s duties or responsibilities; provided, however, for the sole purposes of this subsection (i), the Board shall first deliver written notice of the breach to Employee and provide Employee with a minimum of 10 days to cure the breach subject to the Board’s satisfaction; or

(ii)	Employee is engaging in or has engaged in willful misconduct or conduct which reasonably is deemed by the Board of Directors to be detrimental to the business or reputation of the PAG and requires termination of Employee; or,

(iii)	The commission by Employee, in the course of Employee’s employment, of an act of fraud, embezzlement, theft, or personal dishonesty (whether or not resulting in an arrest, prosecution or conviction); or

(iv)	Felony or misdemeanor arrest by Employee; or, any illegal act of discriminatory conduct, harassment, or retaliation toward a subordinate employee by Employee.

10. Confidentiality.

(a) The parties recognize that each of them (“Receiving Party”) may, during the course of this Agreement, gain knowledge of, have access to, and have otherwise disclosed to each certain nonpublic information that is proprietary to the other party (“Disclosing Party”) and which is of a secret or confidential nature (“Confidential Information”). The Receiving Party shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the Disclosing Party in any form to, or for the use or benefit of, any third party during the term hereof and for a term of two years following the termination of the Employees employment with PAG without the Disclosing Party’s prior written consent.

11. Return of Company Documents.

In the event Employee leaves the employment of PAG for whatever reason, Employee agrees to deliver to PAG any and all computers, notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information of PAG. Employee further agrees that any property owned by company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by company personnel at any time, with or without notice, for the purpose of protecting company’s rights and interests in its intellectual property.

12. Miscellaneous.

(a) Entire Agreement. This Agreement and other documents delivered pursuant hereto contain and constitute the entire agreement and understanding between PAG and Employee and supersede and cancel all prior agreements and understandings relating to the subject matter hereof, whether written or oral. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

(b) Good Faith. All parties shall act in good faith in performing and discharging their respective duties and obligations hereunder.

(c) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by certified mail or by a nationally recognized delivery service that maintains receipt and delivery records (e.g., FedEx, UPS) to: Employee’s residence as shown on the records of PAG (it being Employee’s responsibility to advise PAG of any change in the Employee’s residence), or to the principal office in the case of PAG.

(d) Severability. Should any one or more of the provisions of this Agreement, or any agreement entered into pursuant hereto, be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(e) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its principles of conflicts of laws. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida located in Miami-Dade County, Florida, for any litigation arising out of or relating to this Agreement.

(f) Waiver or Breach. The waiving by PAG of a breach of any provision in this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

(g) Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of, and be enforceable by, the respective personal representatives, successors and assigns of the parties hereto.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the provisions hereof.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Construction of Terms. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(k) Gender and Number. Whenever any gender is used herein, it shall be construed to include the other genders, wherever appropriate. Whenever the singular is used, it shall be construed to include the plural, and vice versa, wherever appropriate.

(l) Assignment. This Agreement shall be binding and shall inure to the benefit of PAG’s successors and assigns and, as a personal services contract, shall not be assignable by the Employee.

12. Resolution of Disputes. Except as otherwise specifically provided herein any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before a panel of three arbitrators in Broward County, FL, all in accordance with its Commercial Arbitration rules then in effect. The PAG and Employee hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that (a) the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof the Employee’s violation of the provisions of Section 10 of this Agreement, and Employee consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate original on the date and year first above written.

Authorized and Offered by:	Accepted by:

/s/ Nelson Ramis	/s/ Jon Engman
Precision Aerospace Group, Inc. - Secretary	1/10/2024
1/10/2024

ADDENDUM “A”

The Employee’s specific duties and responsibilities shall include:

1.	Board Policies: to implement and direct the implementation and administration of all Board policies; to review, evaluate and recommend changes to a Board policy or policies as and when appropriate; and, write directives, manuals and work schedules covering policies, rules, and regulations and approve directives written by Department Employees.

2.	Operating Plans: with the assistance and input of Department Employees, Board Committee Chairs, to develop and approve operational plans consistent with the strategic plan being developed (the “Strategic Plan”) for approval and adoption by the Board.

3.	Annual Business Plan: to develop operational and capital budgets and annual business plans (that include contingency plans for critical performance areas and are consistent with the PAG Strategic Plan) for Board approval.

4.	PAG’s Organization: to develop, maintain and administer an efficient and effective table of organization and department functions plan and initiate improvements as necessary and consistent with Board Policies.

5.	Personnel Policy: to establish and maintain the overall personnel policy; to approve all personnel actions; to assure training of staff is adequate and consistent with delivering the quality of services expected by the Board and PAG members; to establish and maintain “professional development” programs; and, to establish and maintain a consistent “performance management system” for Department Employees, sub-Employees and supervisors.

6.	Compliance and Standards: to comply with all applicable local, state and federal laws, rules and regulations; to maintain the highest standards within the parameters of the budgets, the annual business plans and the Strategic Plans.

7.	Security and Replacement of Property: to assure security measures are in place and monitored to keep physical assets; to assure the facilities are maintained at the highest level possible; to develop a near and long-term replacement schedule with the Department Employees for all equipment, fixtures, and other physical/capital assets of PAG for Board approval.

8.	Fiscal Responsibilities: To produce and analyze all necessary financial statements, reports and other operations data documents and resolve problem areas with appropriate corrective action as may be necessary or desired from time to time; to manage and maintain the appropriate cash flow; and, to establish and maintain fiscal and operational controls. The Employee shall cooperate with the Treasurer in collecting, retaining and disbursing all monies.

9.	Staff/Management Team: to establish hiring standards and to build and maintain a competent management team.

10.	Full Time & Acting Employee: Employee shall devote his full time to the duties assumed hereunder and shall be available at all times required by his responsibilities hereunder, except when on vacation. Without prior Board approval, Employee shall not engage in non-PAG activities or business which would materially interfere with Employee’s full-time efforts as Employee of the PAG. When absent on vacation or for association activity or for any other reason, the Employee shall designate and appoint a competent Department Employee to serve as Acting Employee to perform Employee’s duties at PAG.

11.	Other Duties: To perform such other duties and responsibilities as the Board may reasonably request, initially including the completion of the PCAOB audits of PAG’s subsidiaries, coordination with counsel on the filing of a registration statement, due diligence and coordination of continuing acquisitions and direction of such operating entities.